                                                                  EXHIBIT (d)(2)

                                                                  EXECUTION COPY


                            SHAREHOLDERS AGREEMENT
                            ----------------------


          SHAREHOLDERS AGREEMENT (this "Agreement"), dated  March 27, 2001, by
                                        ---------
and among The Sage Group plc, a public limited liability company organized under the laws of England ("Parent"), Isaiah Acquisition Corp., a Delaware corporation
                      ------
and an indirect wholly-owned subsidiary of Parent (the "Purchaser"), and certain
                                                        ---------
shareholders of the Company (as defined below) set forth on Schedule 1 hereto (each a "Shareholder" and, collectively the "Shareholders").
         -----------                         ------------

          WHEREAS, each Shareholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 (the "Common Stock"), of Interact Commerce Corporation, a Delaware corporation (the
 ------------
"Company"), set forth opposite the name of such Shareholder on Schedule 1
 -------
hereto;

          WHEREAS, Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger
                                                                ------
Agreement"), which provides, among other things, for the Purchaser to conduct a
---------
tender offer for all of the issued and outstanding shares of the Common Stock (the "Offer") and the merger of the Purchaser with and into the Company with the
      -----
Company continuing as the surviving corporation (the "Merger")  upon the terms
                                                      ------
and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

          WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholders have agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

          SECTION 1.  Representations and Warranties of the Shareholders. Each
                      --------------------------------------------------
Shareholder hereby represents and warrants to Parent and the Purchaser, severally and not jointly, as follows:

               (a) Such Shareholder is the record and beneficial owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 7, the "Shares") set forth opposite his name on Schedule 1 to this Agreement.
        ------
For purposes of this Agreement, and subject to Section 7, the term "Shares" does not include any option exercisable into Common Stock. Schedule 1 lists separately all options issued to such Shareholder.

               (b) Such Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

               (c) This Agreement has been validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

               (d) Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Shareholder is a party or by which such Shareholder or his assets are bound. The consummation by such Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder.

               (e) In the case of any Shareholder that is a corporation, limited partnership or limited liability company, such shareholder is an entity duly organized and validly existing under the laws of the state in which it is incorporated or constituted, and each such Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

               (f) The Shares and the certificates representing the Shares owned by such Shareholder are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Shares (collectively, "Encumbrances"), except for any such Encumbrances arising hereunder.

          SECTION 2.  Representations and Warranties of Parent and the
                      ------------------------------------------------
Purchaser. Each of Parent and the Purchaser hereby, jointly and severally,
---------
represents and warrants to the Shareholders as follows:

               (a) Parent is a public limited liability company duly organized and validly existing under the laws of England, the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and the Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

               (b) This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser, and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          SECTION 3.  Tender of the Shares. Each Shareholder hereby agrees that
                      --------------------
(a) he or it shall tender his or its Shares into the Offer as promptly as practicable, and in any event no later than the fifth business day, following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and (b) he or it shall not withdraw any Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of Common Stock validly tendered in the Offer.

          SECTION 4.  Transfer of the Shares.
                      ----------------------

               (a) Prior to the termination of this Agreement, except as otherwise provided herein, none of the Shareholders shall: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest
            --------
therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares;
(d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby.

               (b) Each Shareholder agrees to surrender to the Company, or to the transfer agent for the Company, certificates evidencing the Shares, and shall cause the Company or the transfer agent for the Company to place the following legend on any and all certificates evidencing the Shares:

               THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN SHAREHOLDERS AGREEMENT, DATED AS OF MARCH 27, 2001, BY AND BETWEEN THE SAGE GROUP PLC, ISAIAH ACQUISITION CORP. AND CERTAIN SHAREHOLDERS OF INTERACT COMMERCE CORPORATION. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOICE AND OF NO EFFECT WHATSOEVER.

               (c) Notwithstanding the foregoing, Patrick Sullivan, or any trust with respect to which Mr. Sullivan is the grantor and trustee, may contribute not more than 275,000 shares to a bona fide charitable organization, provided, that prior
--------
to such transfer, such organization agrees, in a written instrument reasonably acceptable in form and substance to Parent and its counsel, to be bound by the terms of this Agreement.

          SECTION 5.  Grant of Irrevocable Proxy; Appointment of Proxy.
                      ------------------------------------------------

               (a) Each Shareholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which shareholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company.

               (b) Such Shareholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

               (c) Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 10, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporations Law ("DGCL"). If for any reason the proxy granted
                                    ----
herein is not irrevocable, then such Shareholder agrees to vote his or its Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL.

          SECTION 6.  Option.
                      ------

               (a)  Grant of Option. Subject to the terms and conditions set
                    ---------------
forth herein, each Shareholder hereby grants to Parent an irrevocable and continuing option (the "Option") to purchase for cash all, but not less than all, of the Common Stock (including, without limitation, the Shares) beneficially owned or controlled by such Shareholder as of the date hereof, or beneficially owned or controlled by such Shareholder at any time hereafter (including, without limitation, shares acquired by way of exercise of options, warrants or other rights to purchase Common Stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Shareholder (as adjusted as set forth herein) (the "Option Shares") at a purchase price equal to the higher
                        -------------
of (i) $12.00 per Option Share, or (ii) any higher price that may be paid for Shares in the Offer or the Merger (the "Purchase Price").
                                        --------------

               (b)  Parent's Exercise of Option.
                    ---------------------------

                         (i) Subject to the provisions of Section 6(d) hereof, Parent may exercise the Option with respect to all Option Shares held by any Shareholder by notice given to such Shareholder at any time prior to the termination of this Agreement.

                         (ii) In the event Parent wishes to exercise the Option, Parent shall send to any such Shareholder a written notice (a "Notice," the date of which is hereinafter referred to as the "Notice
      ------                                                        ------
     Date") specifying (A) the total number of Option Shares it intends to
     ----
     purchase from such Shareholder pursuant to such exercise and (B) a place and date at least three business days but not more than thirty days following the Notice Date for the closing (the "Closing") of such purchase
                                                     -------
     (the "Closing Date"); provided, however, that Parent may at any time before
           ------------    --------
     the Closing withdraw the Notice and decline to exercise the Option without prejudice to its right to exercise the Option at any time thereafter during the term of the Agreement; and provided further, that in the event that any
                                    ----------------
     filings, permits, authorizations, consents or approvals may be required under the HSR Act and any comparable provisions under any antitrust or competition laws or regulations of any foreign jurisdictions, Parent may extend the Closing Date for such additional time as may be reasonably necessary to prepare and file such filings, permits, authorizations, consents or approvals as may be required by such laws and regulations, and for such additional time as may be required for the expiration of any waiting periods (as such period may be from time to time extended by any Governmental Entity) or to obtain any such authorizations, consents or approvals. Parent shall not be under any obligation to exercise the Option, and may allow the Option to terminate without purchasing any Common Stock hereunder from any Shareholder.

               (c)  Payment and Delivery of Certificates.
                    ------------------------------------

                         (i) On each Closing Date, Parent shall pay to any Shareholder to whom a Notice has been delivered and not withdrawn pursuant to clause (ii) of subsection (a) of this Section 6, in immediately available funds by wire transfer to a bank account designated by such Shareholder, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased from such Shareholder on such Closing Date.

                         (ii) At each Closing, simultaneously with the delivery of the Purchase Price for the Option Shares to be purchased at such Closing, such Shareholder shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Encumbrances, other than Encumbrances pursuant to this Agreement. If at any time during the term of this Agreement the Company has issued rights pursuant to a rights agreement, then each Option Share shall also be deemed to include and represent such rights as are provided under such rights agreement then in effect.

               (d)  Termination of Option; Repurchase;
                    ---------------------------------

               (i) In the event that, prior to the exercise of the Option, the Company terminates the Merger Agreement pursuant to Section 5.3(d) thereof (a "Fiduciary Termination"), then upon such termination of the Merger Agreement, the Option shall terminate and no longer be exercisable by Parent.

               (ii) In the event that, following the exercise of the Option by Parent, but prior to the purchase by Parent of any Shares pursuant to the Offer, the Company effects a Fiduciary Termination, each Shareholder from whom Parent has purchased Option Shares may require that Parent repurchase such shares (the "Parent Owned Option Shares") pursuant to this Section 6(d)(ii). Each such Shareholder may exercise its rights hereunder with respect to such Parent Owned Option Shares by providing written notice (the "Repurchase Notice") to Parent within ten (10) days of a Fiduciary Termination (the "Repurchase Notice Date") that specifies a place and date (the "Repurchase Closing Date") at least three business days but not more than ten business days following the Repurchase Notice Date for the closing (the "Repurchase Closing") of such repurchase. At such Repurchase Closing, such Shareholder shall deliver to Parent in immediately available funds by wire transfer to a bank account designated by Parent an amount equal to the Purchase Price multiplied by the number of Parent Owned Option Shares originally purchased from such Shareholder (the "Repurchase Price"). At such Repurchase Closing, simultaneously with the delivery of the Repurchase Price, Parent shall deliver to such Shareholder a certificate or certificates representing the Parent Owned Option Shares to be repurchased at such Repurchase Closing, which Parent Owned Option Shares shall be free and clear of all Encumbrances, other than Encumbrances pursuant to this Agreement. Parent agrees that it shall not, and shall cause its affiliated Persons to not sell or dispose of any Parent Owned Shares for a period of ten (10) days following a Fiduciary Termination, or, if later, the Repurchase Closing Date.

          SECTION 7.  Certain Events.
                      --------------

               (a) In the event of any change in the Common Stock or Option by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Shareholder (whether through the exercise of any options, warrants or other rights to purchase shares of Common Stock or otherwise): (a) the number of Shares owned by such Shareholder shall be adjusted appropriately, (b) the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and (c) this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by each of the Shareholders.

               (b) In the event that the Company shall (A) enter into an agreement to consolidate with or merge into any Person, other than Parent or one of Parent's subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, or (B) enter into an agreement to permit any Person, other than Parent or one of Parent's subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the Common Stock then outstanding shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or (C) liquidate, then, in the case of any of (A), (B) and (C), Parent shall thereafter be entitled to receive upon exercise of the Option the securities or properties to which a holder of the number of Option Shares then deliverable upon the exercise thereof will have been entitled to receive upon such consolidation, merger or liquidation, and such Shareholder shall use its best efforts to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

          SECTION 8.  Acquisition Proposals; Non-Solicitation.
                      ---------------------------------------

               (a)  Acquisition Proposals. Each Shareholder will notify Parent
                    ---------------------
and the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Shareholder, the Company, the Company's officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the name of the person making such proposal, requesting such information, or seeking to initiate negotiations or discussions with the Shareholder or any officers, directors or agents of the Company that relate to an Acquisition Proposal and the material terms and conditions of any proposals or offers. Such Shareholder will keep Parent and the Purchaser fully informed, on a current basis, of the status and terms of any Acquisition Proposal.

               (b)  Non-Solicitation. Each Shareholder agrees that it shall
                    ----------------
immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. Such Shareholder shall not and shall not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Shareholders or their respective Representatives, whether or not such Shareholder or Representative is so authorized by the Company or by any other Shareholder and whether or not such Shareholder or Representative is purporting to act on behalf of the Company, any Shareholder or Shareholders or otherwise, shall be deemed to be a breach of this Agreement by each Shareholder. It is understood that this
Section 8 limits the rights of each Shareholder only to the extent that such Shareholder is acting in such Shareholder's capacity as a Shareholder. Nothing herein shall be construed as preventing a Shareholder who is an officer or director of the Company from fulfilling the obligations of such office (including, subject to the limitations contained in Sections 5.3(a) and (b) of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Shareholder acting solely in his or her capacity as an officer or director).

          SECTION 9.  Further Assurances.  Each Shareholder shall, upon request
                      ------------------
of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 5.

          SECTION 10.  Termination.  This Agreement, and all rights and
                       -----------
obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) six months following the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time; provided, however, that in
                                                     --------
the event that, prior to the termination of this Agreement pursuant to the terms hereof, Parent has delivered a Notice to any Shareholder pursuant to Section 6(b)(ii), this Agreement shall not terminate until ten business days following the Closing Date specified in such Notice, as such Closing Date may be extended pursuant to Section 6(b)(ii); provided further, however, that Sections 9 and 11
                              ----------------
shall survive any termination of this Agreement.

          SECTION 11.  Expenses.  All fees, costs and expenses incurred in
                       --------
connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

          SECTION 12.  Public Announcements.  Each of the Shareholders, the
                       --------------------
Parent and the Purchaser agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however,
                                                             --------
that such disclosure may be made without obtaining such prior consent (a) if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the London Stock Exchange and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade and (ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure, or (b) by Parent and the Purchaser in accordance with Section
6.7 of the Merger Agreement.

          SECTION 13.  Miscellaneous.
                       -------------

               (a)  Notices. All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to any of the Shareholders, at the address set forth opposite the name of such Shareholder on Schedule 1 hereto:

               with a copy to:

               Isaiah Corp.
               Suite 200
               8000 N. Gainey Center Drive
               Scottsdale, Arizona 85258
               Attention: Patrick Sullivan
               Telephone:  (480) 368-3704
               Facsimile:  (480) 368-3797
               and a copy to:

               Osborn Maledon, P.A.
               21/st/ Floor
               2929 N. Central Avenue
               Phoenix, Arizona 85012
               Attention: Tom Curzon, Esq.
               Telephone:   (602) 640-9308
               Facsimile:   (602) 363-0980

               and a copy to:

               Quarles & Brady Streich Lang LLP
               Renaissance One
               Two N. Central Avenue
               Phoenix, Arizona 85004-2391
               Attention: P. Robert Moya, Esq.
               Telephone:   (602) 230-5580
               Facsimile:   (602) 230-5598

               and

          If to Parent or the Purchaser, to:

               The Sage Group plc
               Sage House
               Benton Park Road
               Newcastle upon Tyne, NE7 7LZ
               Attention: Paul Walker
               Telephone:   (191) 255-3003
               Facsimile:   (191) 255-0306
          with a copy to:

          Skadden, Arps, Slate, Meagher
           & Flom LLP
          525 University Avenue
          Palo Alto, California
          Attention:  Kenton J. King, Esq.
                      Marc R. Packer, Esq.
          Telephone:  (650) 470-4500
          Facsimile:  (650) 470-4570

          (b)  Headings.  The headings contained in this Agreement are for
               --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)  Counterparts.  This Agreement may be executed manually or by
               ------------
facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

          (d)  Entire Agreement.  This Agreement (together with the Merger
               ----------------
Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.


          (e)   Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          (f)  Assignment.  Neither this Agreement nor any of the rights,
               ----------
interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and the Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"). Any such Assignee may
                                        --------
thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g)  Severability of Provisions.  If any term or provision of this
               --------------------------
Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

          (h)  Specific Performance.  The parties hereto acknowledge that money
               --------------------
damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

          (i)  Amendment.  No amendment, modification or waiver in respect of
               ---------
this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          (j)  Binding Nature.  This Agreement is binding upon and is solely for
               --------------
the benefit of the parties hereto and their respective successors, legal representatives and assigns.

          (k)  Counterparts.  This Agreement may be executed manually or by
               ------------
facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

          IN WITNESS WHEREOF, Parent, the Purchaser and the Shareholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                              THE SAGE GROUP PLC


                              By: ______________
                                  Name:
                                  Title:

                              ISAIAH ACQUISITION CORP.


                              By: ______________
                                  Name:
                                  Title:

                              SHAREHOLDER



                              By: ______________
                                  Name:
                                  Title:



Signature Page to Shareholders Agreement for Shareholders that are not natural persons

                                   SHAREHOLDER



                                   ________________________

                                   Please Print Name:



                                   ________________________



 Signature Page to Shareholders Agreement for Shareholders who are individuals

                                  Schedule 1
                                  ----------



              Name and                                                         Total Shares +
               Address                         Shares      Vested Options      Vested Options
              ---------                        ------      --------------      --------------
Patrick M. Sullivan
The Sullifam Limited Partnership
The Cyndee K. Sullivan Fifteen Year
Grantor Retained Annuity Trust u/a/d
12/18/98
The Cyndee K. Sullivan Ten Year
GrantorRetained Annuity Trust u/a/d
12/18/98
The Patrick M. Sullivan Fifteen Year
Grantor Retained Annuity Trust u/a/d
12/18/98
The Patrick M. Sullivan Ten Year
Grantor Retained Annuity Trust u/a/d
12/18/98
The PCS Trust u/a/d 9/10/98

Greg Head

Anthony Morris

Kevin Bethke

John Harbottle

Michael Simpson

________________________________________________________________________________

                                      1-1

Stephen Hansen

John Carrington







TOTAL

                                      1-2